Exhibit 99.1

Memorial Production Partners LP Announces Third Quarter 2016 Results and

Decision to Enter Grace Period for Payment of Interest on Senior Notes

HOUSTON, November 1, 2016—Memorial Production Partners LP (NASDAQ: MEMP) (“MEMP” or “the Partnership”) announced today its operating and financial results for the three months ended September 30, 2016.

Key Highlights

∎	Average daily production of 213.8 MMcfe/d for the third quarter of 2016

∎	Lease operating expenses of $1.61 per Mcfe, or $31.6 million, in the third quarter of 2016

∎	Net Cash Provided by Operating Activities of $43.2 million for the third quarter of 2016

∎	Adjusted EBITDA(1) of $76.9 million for the third quarter of 2016

∎	Strong commodity hedge portfolio with 92% of current expected total production hedged in 2016, 81% in 2017, 74% in 2018 and 57% in 2019

∎	Mark-to-market hedge book value of approximately $435 million as of October 28, 2016

Bill Scarff, President and Chief Executive Officer of MEMP GP, stated, “We delivered a strong operational quarter driven by production coming in higher than expected and operating costs coming in lower than expected. These results reflect the efforts and focus of our workforce and reaffirm the value potential of our assets, the strength of our operations and MEMP’s significant cash flow generation. Over the past twelve months we have made great strides to reduce MEMP’s outstanding debt, drive down costs, divest non-core assets and manage our cash flows, while at the same time exploring opportunities to further enhance our liquidity and improve our leverage profile.”

Scarff continued, “After delivering another solid quarter from an operational perspective, we are now taking additional steps to strengthen MEMP’s financial position, including exploring strategic alternatives to strengthen MEMP’s balance sheet and continuing discussions with our lenders regarding our capital structure. As we work through this process, our Board has determined it is in the best interest of the Partnership to not make an interest payment on our senior notes that was due on November 1, 2016, commencing a 30-day grace period. Importantly, our operations and production are continuing as normal across our asset base, and we remain confident in the strength of our assets and continued cash generation.”

Review of Third Quarter 2016

∎

Average daily production decreased 8% to 213.8 MMcfe for the third quarter 2016, compared to 231.5 MMcfe for the second quarter 2016, primarily due to the volumes attributable to the divestiture of our Rockies and Permian assets which was partially offset by stronger than expected production from new wells that were completed in East Texas during the third quarter.

∎

Crude oil, natural gas and NGLs sales, excluding commodity derivatives settlements, were $74.2 million in the third quarter of 2016, compared to $67.8 million in the second quarter of 2016. On an Mcfe basis, crude oil, natural gas and NGLs represented 28%, 56% and 16%, respectively, of sales volumes. On a revenue basis, crude oil, natural gas and NGLs sales represented 47%, 42% and 11%, respectively, of total oil and natural gas revenues.

∎	Average realized prices, excluding commodity derivatives settlements:

	Q3 2016	Q2 2016	% Increase/(Decrease)
Oil (per Bbl)	$38.95	$38.73	1
Natural gas (per Mcf)	2.78	1.94	43
NGL (per Bbl)	15.59	13.45	16

Total per (Mcfe)	$3.77	$3.22	17

∎	Averaged realized prices, including commodity derivatives settlements, were $5.65 per Mcfe in the third quarter of 2016, compared to $6.43 per Mcfe in the second quarter of 2016.

∎

Net Cash Provided by Operating Activities decreased to $43.2 million for the third quarter of 2016 from $79.0 million in the second quarter of 2016, primarily due to lower cash settlements on expired derivatives as a result of the hedge terminations in the second quarter.

∎

Adjusted EBITDA(1) decreased to $76.9 million for the third quarter of 2016 from $84.1 million for the second quarter of 2016. The decrease was primarily due to lower hedging revenues and moderately higher operating expenses.

∎	Distributable cash flow(1) available to limited partners was $35.9 million for the third quarter of 2016, compared to $44.9 million for the second quarter of 2016.

∎

Total lease operating expenses increased 8% to $31.6 million in the third quarter of 2016 compared to $29.4 million in the second quarter of 2016. This anticipated increase was primarily due to higher workover expenses across the asset base and was included in our recent guidance estimates. On a per unit basis, total lease operating expenses increased 16% to $1.61 per Mcfe in the third quarter of 2016 compared to $1.39 per Mcfe in the second quarter of 2016.

∎	Total gathering, processing and transportation fees were $0.43 per Mcfe in the third quarter of 2016 and in line with the $0.42 per Mcfe in the second quarter of 2016.

∎	Taxes other than income were $0.20 per Mcfe in the third quarter of 2016 compared to $0.17 per Mcfe in the second quarter of 2016.

∎

General and administrative expenses (“G&A”) were $12.6 million for the third quarter of 2016 compared to $15.2 million for the second quarter of 2016. The decrease in G&A was in line with our expectations and supports a decline in overall costs following our split with Memorial Resource Development Corp. in the second quarter. The $12.6 million also included $2.1 million of non-cash unit-based compensation expense, compared to $2.7 million in the second quarter of 2016.

∎

Gains of $21.9 million on commodity derivatives were recorded during the third quarter of 2016, which included a $36.9 million gain on cash settlements received on expired positions. This compared to total losses of $124.6 million recorded during the second quarter of 2016, which included $106.9 million of cash settlements received on expired or terminated positions. Total hedged production in the third quarter of 2016 was 18.6 Bcfe, or 95% of third quarter production of 19.7 Bcfe, at an average hedge price of $6.04 per Mcfe.

∎	Net interest expense was $27.2 million during the third quarter of 2016, including $1.9 million of non-cash amortization of deferred financing fees and accretion of senior notes discount.

∎	Total capital expenditures for the third quarter of 2016 were $13.7 million.

Financial Update

As of October 28, 2016, MEMP had total debt of $1.8 billion, which included $1.1 billion of senior notes and $714 million under its revolving credit facility. As recently announced, the borrowing base on MEMP’s revolving credit facility has been reduced to $740 million effective October 28, 2016 and will be further reduced to $720 million as of December 1, 2016. As of October 28, 2016, MEMP’s liquidity consisted of $20 million of cash on hand and available borrowing capacity of $24 million (including the impact of $2.4 million in letters of credit).

MEMP’s total debt outstanding as of each of the respective dates is as follows:

(Amounts in $000s)	12/31/2015	9/30/2016	10/28/2016

Credit Facility due 2018	$836,000	$714,000	$714,000
7.625% Senior Notes due 2021	700,000	646,287	646,287
6.875% Senior Notes due 2022	496,990	464,965	464,965

Total Debt Outstanding	$2,032,990	$1,825,252	$1,825,252

Borrowing Base	$1,175,000	$925,000	$740,000
Letters of Credit	2,100	2,375	2,375

Credit Facility Availability	$336,900	$208,625	$23,625

As of September 30, 2016, MEMP was in compliance with the financial covenants under its revolving credit facility. These covenants include a first lien coverage test of 3.25x, an interest coverage ratio of 2.5x and a current ratio of 1.0x.

Interest Payment

As previously announced, the Partnership is working with its advisors to explore strategic alternatives to strengthen its balance sheet as it continues discussions with its lenders regarding MEMP’s capital structure.

As it continues this process, MEMP has elected to not make an interest payment of approximately $24.6 million due today on its 7.625% senior notes due 2021 (the “2021 Notes”). Under the terms of the indenture governing the 2021 Notes, the Partnership has a 30-day grace period after the interest payment date before an event of default occurs. The Board of Directors of MEMP GP believes it is in the best interests of MEMP and its subsidiaries to use the grace period to continue discussions with its lenders and noteholders related to alternatives to improve MEMP’s capital structure.

Failure to pay interest on the 2021 Notes constitutes an event of default under MEMP’s revolving credit facility, which default was waived by the lenders thereunder while MEMP continues such discussions.

There is no assurance that the discussions with MEMP’s lenders and noteholders will result in an agreement before the end of the grace period. MEMP can elect to make the interest payment at any time during the grace period. However, if MEMP decides not to make the interest payment by the end of the grace period, such failure constitutes an event of default under MEMP’s revolving credit facility, the indenture governing the 2021 Notes and the indenture governing MEMP’s 6.875% senior notes due 2022.

Hedging Update

Consistent with its hedging policy, MEMP has entered into natural gas, crude oil and NGL derivatives contracts covering the period from 2016 through December 2019. MEMP’s hedging policy is designed to reduce the impact to cash flows from commodity price and interest rate volatility.

The following table reflects the volumes of MEMP’s expected production covered by commodity derivative contracts and the average fixed or floor prices at which that production is hedged. Targeted average net production estimate represents the mid-point of the annual production range in MEMP’s updated 2016 full year guidance.

Hedge Summary (1)

	Year Ending December 31,

	2016 (2)	2017	2018	2019

Natural Gas Derivative Contracts:

Total weighted-average fixed/floor price	$4.14	$4.06	$4.18	$4.31

Percent of expected 2016 production hedged	98%	93%	85%	78%

Crude Oil Derivative Contracts(3):

Total weighted-average fixed/floor price	$65.85	$85.00	$83.74	$85.52

Percent of expected 2016 production hedged	77%	96%	99%	51%

Natural Gas Liquids Derivative Contracts:

Total weighted-average fixed/floor price	$34.01	$37.55	–	–

Percent of expected 2016 production hedged	97%	22%	–	–

Total Derivative Contracts:

Total weighted-average fixed/floor price	$6.05	$7.54	$7.89	$6.84

Percent of expected 2016 production hedged	92%	81%	74%	57%

(1)	Updated hedge schedule as of November 1, 2016

(2)	Represents October to December 2016

(3)	2016 price and volumes include $40 crude oil puts purchased on 60,000 bbls/month with deferred premiums averaging $0.86 / bbl

MEMP posted an updated hedge presentation containing additional information on its website, www.memorialpp.com, under the Investor Relations section. There have been no material updates to MEMP’s hedge book since the last presentation was posted on August 3, 2016.

Quarterly Report on Form 10-Q

MEMP’s financial statements and related footnotes will be available in its Quarterly Report on Form 10-Q for the quarter ended September 30, 2016, which MEMP expects to file with the SEC on or before November 9, 2016.

About Memorial Production Partners LP

Memorial Production Partners LP is a publicly traded partnership engaged in the acquisition, production and development of oil and natural gas properties in the United States. MEMP’s properties consist of mature, legacy oil and natural gas fields. MEMP is headquartered in Houston, Texas. For more information, visit www.memorialpp.com.

Forward-Looking Statements

This press release includes “forward-looking statements.” All statements, other than statements of historical facts, included in this press release that address activities, events or developments that MEMP expects, believes or anticipates will or may occur in the future are forward-looking statements. Terminology such as “will,” “would,” “should,” “could,” “expect,” “anticipate,” “plan,” “project,” “intend,” “estimate,” “believe,” “target,” “continue,” “potential,” the negative of such terms or other comparable terminology are intended to identify forward-looking statements. These statements include, but are not limited to, statements about MEMP’s future capital expenditures (including the amount and nature thereof), expectations regarding cash flows, distributions and distribution rates, and expectations of plans, goals, strategies (including measures to implement strategies), objectives and anticipated financial and operating results of MEMP, including as to production, lease operating expenses, hedging activities, commodity price realizations, capital expenditure levels and other guidance. These statements are based on certain assumptions made by MEMP based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances, but such assumptions may prove to be inaccurate. Such statements are also subject to a number of risks and uncertainties, many of which are beyond the control of MEMP, which may cause MEMP’s actual results to differ materially from those implied or expressed by the forward-looking statements. These include risks and uncertainties relating to, among other things, MEMP’s efforts to reduce leverage and effectuate strategic alternatives; MEMP’s level of indebtedness including its ability to satisfy its debt obligation; the borrowing base under MEMP’s revolving credit facility and failure to pay interest on its senior notes; risks related to MEMP’s ability to generate sufficient cash flow, to make payments on its debt obligations and to execute its business plan; MEMP’s ability to access funds on acceptable terms, if at all, because of the terms and conditions governing MEMP’s indebtedness or otherwise; the uncertainty inherent in the development and production of oil, natural gas and natural gas liquids and in estimating reserves; drilling activities; volatility in the prices for, oil, natural gas and natural gas liquids, including a further or extended decline in commodity prices; potential difficulties in the marketing of oil, natural gas and natural gas liquids; competition in the oil and natural gas industry; potential failure or shortages of, or increased costs for, drilling and production equipment and supply materials for production; risks related to acquisitions, including MEMP’s ability to integrate acquired properties; and the risk that MEMP’s hedging strategy may be ineffective or may reduce its income. Please read MEMP’s filings with the Securities and Exchange Commission (“SEC”), including “Risk Factors” in MEMP’s Annual Report on Form 10-K, and if applicable, MEMP’s Quarterly Reports on Form 10-Q and Current Reports on Form 8-

K, which are available on MEMP’s Investor Relations website at http://investor.memorialpp.com/sec.cfm or on the SEC’s website at http://www.sec.gov, for a discussion of risks and uncertainties that could cause actual results to differ from those in such forward-looking statements. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements in this press release are qualified in their entirety by these cautionary statements. Except as required by law, MEMP undertakes no obligation and does not intend to update or revise any forward-looking statements, whether as a result of new information, future results or otherwise.

Use of Non-GAAP Financial Measures

This press release and accompanying schedules include the non-GAAP financial measures of Adjusted EBITDA and Distributable Cash Flow. The accompanying schedules provide a reconciliation of these non-GAAP financial measures to their most directly comparable financial measure calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures should not be considered as alternatives to GAAP measures such as net income, operating income, net cash flows provided by operating activities or any other measure of financial performance calculated and presented in accordance with GAAP. MEMP’s non-GAAP financial measures may not be comparable to similarly-titled measures of other companies because they may not calculate such measures in the same manner as MEMP does.

Adjusted EBITDA. MEMP defines Adjusted EBITDA as net income or loss, plus interest expense; income tax expense; depreciation, depletion and amortization; impairment of goodwill and long-lived assets; accretion of asset retirement obligations; losses on commodity derivative instruments; cash settlements received on expired commodity derivative instruments; losses on sale of assets; unit-based compensation expenses; exploration costs; acquisition and divestiture related expenses; amortization of gain associated with terminated commodity derivatives, bad debt expense; and other non-routine items, less interest income; gain on extinguishment of debt; income tax benefit; gains on commodity derivative instruments; cash settlements paid on expired commodity derivative instruments; gains on sale of assets and other, net; and other non-routine items. Adjusted EBITDA is commonly used as a supplemental financial measure by management and external users of MEMP’s financial statements, such as investors, research analysts and rating agencies, to assess: (1) its operating performance as compared to other companies and partnerships in MEMP’s industry without regard to financing methods, capital structures or historical cost basis; (2) the ability of its assets to generate cash sufficient to pay interest, support MEMP’s indebtedness and make distributions on its units; and (3) the viability of projects and the overall rates of return on alternative investment opportunities. Since Adjusted EBITDA excludes some, but not all, items that affect net income or loss and because these measures may vary among other companies, the Adjusted EBITDA data presented in this press release may not be comparable to similarly titled measures of other companies. The GAAP measure most directly comparable to Adjusted EBITDA is net cash provided by operating activities.

Distributable Cash Flow. MEMP defines distributable cash flow as Adjusted EBITDA, less cash income taxes; cash interest expense; and total capital expenditures. Management compares the distributable cash flow MEMP generates to the cash distributions it expects to pay MEMP’s partners. Using this metric, management computes MEMP’s distribution coverage ratio. Distributable cash flow is an important non-GAAP financial measure for MEMP’s limited partners since it serves as an indicator of MEMP’s success in providing a cash return on investment. Specifically, this financial measure indicates to investors whether or not MEMP is generating cash flows at a level that can sustain or support an increase in its quarterly cash distributions. Distributable cash flow is also a quantitative standard used by the investment community with respect to publicly traded partnerships because the value of a partnership unit is, in part, measured by its yield, which is based on the amount of cash distributions a partnership can pay to a unitholder. The GAAP measure most directly comparable to distributable cash flow is net cash provided by operating activities. On June 1, 2016 MEMP acquired its general partner from Memorial Resource Development Corp. In connection with that acquisition, the MEMP general partner interest was converted into a non-economic interest and the MEMP incentive distribution rights (“IDRs”) were cancelled. Prior to that acquisition, MEMP’s calculation of quarterly distributions required the calculation of Operating Surplus under the MEMP partnership agreement, which required the use of “estimated maintenance capital expenditures” for such calculation. Accordingly, in previous periods MEMP used estimated maintenance capital expenditures to calculate Distributable Cash Flow for each period. Beginning with its acquisition of its general partner and cancellation of the IDRs, Operating Surplus is no longer relevant to the calculation of distributions. Accordingly, MEMP no longer uses estimated maintenance capital expenditures to calculate Distributable Cash Flow. In addition, in the current commodity price environment all of MEMP’s capital expenditures are maintenance capital expenditures. Accordingly, MEMP presents Distributable Cash Flow as using capital expenditures rather than estimated maintenance capital expenditures in such calculation. Distributable Cash Flow has been recalculated for the historical periods presented in this press release for consistency.

Selected Operating and Financial Data (Tables)

Memorial Production Partners LP

Selected Financial Data - Unaudited

Statements of Operations Data

	For the Three Months Ended
(Amounts in $000s, except per unit data)	9/30/2016 6/30/2016

Revenues:
Oil & natural gas sales	$74,222	$67,780
Pipeline tariff income and other	-	286

Total revenues	74,222	68,066

Costs and Expenses:
Lease operating	31,575	29,354
Gathering, processing & transportation	8,519	8,823
Exploration	12	15
Taxes other than income	3,945	3,485
Depreciation, depletion and amortization	43,219	44,413
Impairment of proved oil and natural gas properties	-	-
General and administrative	12,605	15,246
Accretion of asset retirement obligations	2,383	2,712
(Gain) loss on commodity derivative instruments	(21,938)	124,580
(Gain) loss on sale of properties	60	(3,539)
Other, net	178	(52)

Total costs and expenses	80,558	225,037

Operating income (loss)	(6,336)	(156,971)

Other Income (Expense):
Interest expense, net	(27,209)	(32,143)
Other income (expense)	6	-
Gain on extinguishment of debt	673	41,664

Total other income (expense)	(26,530)	9,521

Income (loss) before income taxes	(32,866)	(147,450)
Income tax benefit (expense)	-	(100)

Net income (loss)	$(32,866)	$(147,550)
Net income (loss) attributable to noncontrolling interest	$-	$-

Net income (loss) attributable to Memorial Production Partners LP	$(32,866)	$(147,550)

Allocation of Net Income (Loss) to:
Net income (loss) attributable to Memorial Production Partners LP	(32,866)	(147,550)
Net (income) loss allocated to general partner	-	128

Limited partners’ interest in net income (loss)	$(32,866)	$(147,422)

Earnings per unit:
Basic and diluted earnings per limited partner unit	$(0.39)	$(1.78)

Cash distribution declared per unit	$-	$0.03

Weighted average number of limited partner units outstanding	83,621	83,007

Oil and natural gas revenue:
Oil sales	$35,271	$36,973
NGL sales	8,041	7,928
Natural gas sales	30,910	22,879

Total oil and natural gas revenue	$74,222	$67,780

Production volumes:
Oil (MBbls)	906	954
NGLs (MBbls)	515	590
Natural gas (MMcf)	11,136	11,799

Total (MMcfe)	19,665	21,063

Average net production (MMcfe)	213.8	231.5

Average sales price (excluding commodity derivatives):
Oil (per Bbl)	$38.95	$38.73
NGL (per Bbl)	$15.59	$13.45
Natural gas (per Mcf)	$2.78	$1.94

Total (per Mcfe)	$3.77	$3.22

Average unit costs per Mcfe:
Lease operating expense	$1.61	$1.39
Gathering, processing and transportation	$0.43	$0.42
Taxes other than income	$0.20	$0.17
General and administrative expenses	$0.64	$0.72
Depletion, depreciation, and amortization	$2.20	$2.11

Selected Financial Data - Unaudited

Balance Sheet Data

	September 30, 2016 June 30, 2016
Total current assets	$218,884	$198,619
Oil and natural gas properties, net	1,790,021	1,820,243
Total assets	2,473,740	2,540,083
Total current liabilities	96,067	90,869
Long-term debt	1,798,895	1,824,604
Total liabilities	2,053,215	2,085,840
Total partners’ equity	420,525	454,243

Selected Financial Data - Unaudited

Statements of Cash Flows Data

	For the Three Months Ended
	9/30/2016 6/30/2016
Net cash provided by operating activities	$43,175	$78,966
Net cash provided by (used in) investing activities	1,079	14,301
Net cash provided by (used in) financing activities	(28,409)	(94,103)

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Adjusted EBITDA

	For the Three Months Ended
	9/30/2016 6/30/2016
Reconciliation of Adjusted EBITDA to Net Income (Loss):
Net income (loss)	$(32,866)	$(147,550)
Interest expense, net	27,209	32,143
Gain on extinguishment of debt	(673)	(41,664)
Income tax expense (benefit)	-	100
Depreciation, depletion and amortization	43,219	44,413
Impairment of oil and gas properties	-	-
Accretion of asset retirement obligations	2,383	2,712
(Gains) losses on commodity derivative instruments	(21,938)	124,580
Cash settlements received (paid) on expired commodity derivatives	36,876	67,638
Amortization of terminated derivatives gain	19,997	-
Acquisition and divestiture related expenses	416	927
Unit-based compensation expense	2,070	2,731
Exploration	12	15
Gain on sale of properties	60	(3,539)
(Gain) loss on settlement of AROs	160	(52)
Bad debt expense	-	1,601

Adjusted EBITDA	$76,925	$84,055

Reconciliation of Adjusted EBITDA and Distributable Cash Flow to Net Cash Provided by Operating Activities:

Net cash provided by operating activities	$43,175	$78,966
Changes in working capital	(14,297)	14,341
Interest expense, net	27,209	32,143
Gain (loss) on interest rate swaps	1,432	(1,844)
Cash settlements paid (received) on interest rate swaps	471	513
Cash settlements received on terminated derivatives	-	(39,299)
Amortization of gain associated with terminated commodity derivatives	19,997	-
Amortization of deferred financing fees	(1,312)	(1,348)
Accretion of senior notes discount	(568)	(596)
Acquisition and divestiture related expenses	416	927
Exploration	12	15
Plugging and abandonment costs	390	201
Current income tax expense (benefit) - current portion	-	36

Adjusted EBITDA	$76,925	$84,055

Selected Operating and Financial Data (Tables)

Reconciliation of Unaudited GAAP Financial Measures to Non-GAAP Financial Measures

Distributable Cash Flow

	For the Three Months Ended
	9/30/2016 6/30/2016
Net income (loss)	$(32,866)	$(147,550)
Interest expense, net	27,209	32,143
Gain on extinguishment of debt	(673)	(41,664)
Income tax expense (benefit)	-	100
Depreciation, depletion and amortization	43,219	44,413
Impairment of oil and gas properties	-	-
Accretion of asset retirement obligations	2,383	2,712
(Gains) losses on commodity derivative instruments	(21,938)	124,580
Cash settlements received (paid) on expired commodity derivatives	36,876	67,638
Amortization of terminated derivatives gain	19,997	-
Acquisition and divestiture related expenses	416	927
Unit-based compensation expense	2,070	2,731
Exploration	12	15
Gain on sale of properties	60	(3,539)
(Gain) loss on settlement of AROs	160	(52)
Bad debt expense	-	1,601

Adjusted EBITDA	$76,925	$84,055

Less: Cash interest expense	27,407	28,726
Less: Capital expenditures	13,663	10,406

Total Distributable cash flow	$35,855	$44,923
Less: Distribution to GP	-	-

Distributable cash flow available to Limited Partners	$35,855	$44,923

Cash distribution to limited partners	$-	$2,505

Distribution coverage ratio	NA	17.94x

Contacts

Memorial Production Partners LP

Bobby Stillwell – Chief Financial Officer

(713) 588-8347

ir@memorialpp.com

Memorial Production Partners LP

Martyn Willsher – Treasurer

(713) 588-8346

ir@memorialpp.com